Exhibit 99.1

PB Bancorp, Inc.

News Release

April 7, 2016

FOR IMMEDIATE RELEASE

Contact: Thomas A. Borner, President and CEO, PB Bancorp, Inc.

Telephone: (860) 928-6501

PB BANCORP, INC. ANNOUNCES DIVIDEND

PUTNAM, CT – April 7, 2016 – Thomas A. Borner, President and CEO of PB Bancorp, Inc., has announced that the Company’s Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $.025 per share. The dividend will be payable to all stockholders of record as of April 20, 2016, and is scheduled to be paid on May 4, 2016.

"I’m pleased to announce the continued payment of dividends for our Holding Company following the completion of our second-step conversion" said Mr. Borner. The payment of dividends is one way of providing a return to stockholders who have invested in our community and community bank. We continue to expand our lending and deposit relationships keeping with our tag line; “Together We Make A Difference”, as we have for the last 154 years of service to all of eastern Connecticut”.

PB Bancorp, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a state chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PB Bancorp, Inc.’s common stock trades on the NASDAQ Capital Market under the symbol PBBI.

-END-